    As filed with the Securities and Exchange Commission on October 2, 2000
                                                             File No. 333-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                    ---------------------------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                    ---------------------------------------

                              CORVIS CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

          Delaware                              52-2041343
  (State or Other Jurisdiction      (I.R.S. Employer Identification No.)
of Incorporation or Organization)


       7015 Albert Einstein Drive
          Columbia, Maryland                    21046-9400
(Address of Principal Executive Offices)        (Zip Code)

                   Corvis Corporation 1997 Stock Option Plan
               Corvis Corporation 2000 Long Term Incentive Plan
                Corvis Corporation Employee Stock Purchase Plan
                           (Full Title of the Plans)

                                David R.  Huber
                     President and Chief Executive Officer
                              Corvis Corporation
                          7015 Albert Einstein Drive
                         Columbia, Maryland 21046-9400
                    (Name and Address of Agent For Service)

                                (443) 259-4000
         (Telephone Number, Including Area Code, of Agent For Service)
                         -----------------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                                                     Amount of
Title of Class of Securities         Amount to be      Offering Price                              Registration
to be Registered                    Registered(1)        Per Share      Aggregate Offering Price       Fee
----------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)    40,910,833 Shares(2)   $63.41 (3)       $2,594,002,505 (3)        $ 684,817
----------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)    53,400,630 Shares(4)   $ 3.35 (5)      $  178,892,111 (5)        $   47,228
================================================================================================================

(1) The number of shares of Common Stock to be registered may be adjusted in accordance with the provisions of the Plans in the event that, during the period that the Plans are in effect, the number of shares of Common Stock is increased or decreased or such shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination, exchange of shares, declaration of any Common Stock dividends or similar events without receipt of consideration by the Company. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares which by reason of any such events may be issued in accordance with the provisions of the Plans.
(2) Represents the aggregate of 8,464,809 shares available for grant under the Registrant's 1997 Stock Option Plan, 20,000,000 shares available for grant under Registrant's 2000 Long Term Incentive Plan, 10,000,000 shares available for purchase under the Registrant's Employee Stock Purchase Plan and 2,446,074 shares of common stock registered for sale by certain employees received upon previous exercises of stock options.
(3) Pursuant to Rule 457(h)(1), computed on the basis of the average of the high and low sales prices on September 29, 2000.
(4) Represents shares subject to options outstanding as of September 27, 2000 under the Registrant's 1997 Stock Option Plan.
(5) Weighted average per share exercise price for such outstanding options pursuant to Rule 457(h)(1).
==============================================================================

                                  PROSPECTUS

                               2,446,074 Shares

                              Corvis Corporation

                                 Common Stock



    This prospectus relates to the public offering and sale by certain of our stockholders (the "Selling Stockholders") of up to 2,446,074 shares of our common stock which they have acquired under various employee benefit plans prior to the filing of the registration statement of which this prospectus is a part. This prospectus may also relate to the reoffer and sale of shares which may be acquired from time to time by our officers and directors pursuant to our employee benefit plans.

    The prices at which our stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

    Our common stock is listed on the NASDAQ National Market under the symbol "CORV".

                              ___________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 2, 2000.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      -----
Where You Can Find More Information....................................  3
The Company............................................................  4
Risk Factors...........................................................  4
Use of Proceeds........................................................ 17
Selling Stockholders................................................... 17
Plan of Distribution................................................... 18
Experts................................................................ 20

    No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the earlier of (1) the date on which the Selling Stockholders have sold all of the securities that we have registered or (2) the date we file a amendment to the registration statement deregistering any unsold shares of common stock. Information that we file later with the SEC will automatically update and supersede this information.

    We have incorporated by reference into this prospectus the following documents we have filed with the SEC:

    (i) our prospectus dated July 27, 2000 filed pursuant to Rule 424(b) under the Securities Act of 1933, which contains audited consolidated financial statements for our latest fiscal year and audited financial statements of Algety Telecom S.A.

    (ii) the description of the common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on July 11, 2000, including any amendment thereto or report filed under the Exchange Act for the purpose of updating such description.

    (iii) our quarterly report on Form 10-Q for the quarter ended July 1, 2000.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Andrew Backman, Director of Investor Relations, Corvis Corporation, 7015 Albert Einstein Drive, Columbia, Maryland 21046-9400; telephone number (443) 259-4000.

    You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

    We design, manufacture and market products that enable a fundamental shift in the design and efficiency of long distance, fiber optic communication networks, or backbone networks, by allowing for the transmission, switching and management of communications traffic entirely as optical signals. Our products enable the creation of these all-optical backbone networks that support transmission over long distances and eliminate the need for expensive and capacity-limiting electrical transmission and switching equipment. By deploying our products, service providers can significantly reduce costs, increase network capacity and more quickly and efficiently provide new services.

    Our principal executive offices are located at 7015 Albert Einstein Drive, Columbia, Maryland 21046-9400, and our telephone number is (443) 259-4000. Our website address is www.corvis.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus.

                                 RISK FACTORS

    You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk.

                    Risks Related to Our Financial Results

We have not recognized meaningful revenue. We have incurred significant losses since inception and expect to continue to incur losses in the future, all of which may adversely affect the market price of our common stock.

    We have not recognized meaningful revenue, and we have incurred significant net losses since inception. We had net losses of $0.5 million for the period from June 2, 1997, the date of our inception, to December 31, 1997, $19.5 million for the year ended December 31, 1998, $71.3 million for the year ended January 1, 2000 and $217.6 million for the six-month period ended July 1, 2000.. As of July 1, 2000, we had an accumulated deficit of $630 million. We cannot be certain that we will generate meaningful revenue or achieve or sustain profitability. We have large fixed expenses and expect to continue to incur significant and increasing manufacturing, research and development, sales and marketing, administrative and other expenses in connection with the continued development and expansion of our business. As a result, we will need to generate significant revenue to achieve and maintain profitability. We do not expect to generate net income before at least 2002.

Our early stage of development makes it difficult to evaluate our business and prospects.

    We were incorporated in June 1997 and began operations in August 1997. During the first quarter of 2000, we shipped, installed and activated two laboratory test systems. We began shipping, installing and activating field trial systems during the second quarter of 2000. We successfully completed our field trial with Broadwing Communications, Inc. in July 2000, and we anticipate that our field trial with Williams Communications, Inc. will be completed in the second half of 2000. Because we have not begun commercial sales of our products, our revenue and profit potential is unproven and our limited operating history makes it difficult for you to evaluate our business and prospects. Further, due to our limited operating history, we have difficulty accurately forecasting our revenue, and we have limited historical financial data upon which to base operating expense budgets. You should consider our business and prospects in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new and rapidly-evolving industry.

We are entirely dependent on our optical network products. Failure of our products to operate as expected could delay or prevent their deployment and sale and could seriously impair our business and prospects.

    Our future growth and success depends on the commercial success of our optical network products. We have produced our products in limited quantities and only to specifications required in order to conduct laboratory tests and field trials. Our products have been deployed and tested in our laboratories and, for our optical network gateway and our optical amplifier products, in two of our customers' laboratories. In addition, our optical network gateway, optical amplifier and optical add/drop multiplexer products have been deployed and tested in field trials. We cannot assure you that our products will operate as expected or if and when commercial sale of our products will occur. Our optical switch is a significant part of our strategy to offer a complete all-optical network product suite and is not yet commercially available. Failure of our products to operate as expected could delay or prevent their deployment and sale and could seriously impair our business and prospects. If our customers do not successfully test and deploy our network products, our business will not succeed.

The unpredictability of our quarterly results may adversely affect the trading price of our common stock.

    Our revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause the price of our common stock to fluctuate. The primary factors that may affect us include the following:

    .loss of customers;

    .fluctuation in demand for optical network products;

    .the length and variability of the sales cycle for our products;

    .the timing and size of sales of our products;

    .our ability to attain and maintain production volumes and quality levels for our products;

    .our ability to obtain sufficient supplies of sole or limited source components;

    .changes in our pricing policies or the pricing policies of our competitors;

    .increases in the prices of the components we purchase;

    .new product introductions and enhancements by our competitors and us;

    .our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

    .the timing and magnitude of prototype expenses;

    .our ability to attract and retain key personnel;

    .our sales of common stock or other securities in the future;

    .costs related to acquisitions of technology or businesses; and

    .general economic conditions as well as those specific to the communications, Internet and related industries.

    Our operating expenses are largely based on anticipated organizational growth and revenue trends and a high percentage of our expenses are, and will continue to be, fixed. As a result, a delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses. It is possible that in some future quarters our operating results may be below the expectations of analysts and investors. In this event, the price of our common stock will likely decrease.

The long and variable sales cycles for our products may cause revenue and operating results to vary significantly from quarter to quarter, which may adversely affect the trading price of our common stock.

    Our products are designed to enable all-optical transmission and switching of data traffic over long distances. We expect that customers who purchase our products will do so as part of a large-scale deployment of these products across their networks. As a result, a customer's decision to purchase our all-optical network products will involve a significant commitment of its resources. A lengthy testing and product qualification process, a portion of which is funded by us, will precede any final decision to purchase our products. Throughout this sales and qualification cycle, we will spend considerable time and expense educating and providing information to prospective customers about the uses and features of our products.

    The timing of deployment of our products may vary widely and will depend on the specific network deployment plan of the customer, the installation skills of the customer, the complexity of the customer's network environment and the degree of hardware and software configuration necessary. Customers with substantial or complex networks have traditionally expanded their networks in large increments on a periodic basis. Accordingly, we may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. Because of our limited operating history and the nature of our business, we cannot predict the timing or size of these sales and deployment cycles. Long sales cycles, as well as our expectation that customers will tend to place large orders sporadically with short lead times, may cause our revenue and results of operations to vary significantly and unexpectedly from quarter to quarter.

We currently have three customers and we expect that substantially all of our revenue will be generated from a limited number of customers.

    The target customers for our products are service providers that operate backbone communications networks. There are only a limited number of potential customers in our target market. We currently have three customers who have signed agreements to purchase our products. Each of these agreements contains significant obligations, the breach of which could result in termination of the agreement. In addition, our agreement with Williams Communications agreement will terminate if, among other circumstances, we do not complete successful field trials with them. Our agreement with

Qwest Communications Corporation will terminate if, among other circumstances, our products do not meet the agreed technical specifications. We expect that in the future substantially all of our revenue will depend on sales of our optical network products to a limited number of potential customers. The rate at which customers purchase products from us will depend, in part, on the increasing demand for bandwidth by service providers' customers. Any failure of service providers to purchase products from us for any reason, including any downturn in their business, would seriously harm our business, financial condition and results of operations.

We depend on our key personnel to manage our business effectively in a rapidly changing market. If we are unable to retain our key employees, our business, financial condition and results of operations could be harmed.

    Our future success depends upon the continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships that we rely on to implement our business plan. We do not have key person life insurance policies covering any of our employees. The loss of the services of any of our key employees, including Dr. David Huber, our founder, President and Chief Executive Officer, could delay the development and production of our products and negatively impact our ability to maintain customer relationships, which would harm our business, financial condition and results of operations.

We do not have significant experience in international markets and may have unexpected costs and difficulties in developing international revenue.

    We plan to expand the marketing and sales of our products internationally. This expansion will require significant management attention and financial resources to successfully develop international sales and support channels. We are developing a sales and marketing staff outside of the United States. International operations may be subject to certain risks and challenges that could harm our results of operations, including:

    .   fluctuations in exchange rates;

    .   changes in regulatory requirements in the communications industry;

    . expenses associated with developing and customizing our products for foreign countries;

    . tariffs, quotas and other import restrictions on communications products;

    . greater difficulty in accounts receivable collection and longer collection periods;

    .   difficulties and costs of staffing and managing foreign operations;

    .   reduced protection for intellectual property rights;

    .   potentially adverse tax consequences;

    .   longer sales cycles for our products;

    . compliance with international standards that differ from domestic standards; and

    .   political and economic instability.


                  Risks Related to the Growth of Our Industry

The market for all-optical backbone network products is new and uncertain and our business will suffer if it does not develop as we expect.

    Most service providers have made substantial investments in their current network infrastructure, and they may elect to remain with current network architectures or to adopt new architectures in limited stages or over extended periods of time. A decision by a customer to purchase our all-optical products will involve a significant capital investment. We will need to convince these service providers of the benefits of our all-optical network products for future network upgrades or expansions. We cannot be certain that a viable market for our products will develop or be sustainable. If this market does not develop, or develops more slowly than we expect, our business, financial condition and results of operations would be seriously harmed.

The market we serve is highly competitive and, as an early stage company, we may not be able to achieve or maintain profitability.

    Competition in the backbone network communications equipment market is intense. This market has historically been dominated by large companies, such as Alcatel, Ciena, Cisco Systems, Lucent Technologies, NEC and Nortel Networks. We may face competition from other large communications companies who may enter our market. In addition, a number of private companies have announced plans for new all-optical products to address the same network needs that our products address. Due to several factors including the lengthy sales cycle, testing and deployment process and manufacturing constraints associated with large-scale deployments of our products, we may lose any advantage that we might have by being an early provider of all-optical network products prior to achieving market penetration. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical and sales and marketing resources than we do and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more vendor financing than we can. Moreover, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that compete with our products or render our products obsolete. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter our markets, further intensifying competition.

    In order to compete effectively, we must deliver products that:

    .   provide extremely high reliability;

    . increase network capability easily and efficiently with minimum disruption;

    .   operate with existing equipment and network designs;

    . reduce the complexity of the network in which they are installed by decreasing the amount of equipment required;

    .   provide effective network management;

    .   reduce operating costs; and

    .   provide an overall cost-effective solution for service providers.

    In addition, we believe that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor financing are important competitive factors in our market. We have limited knowledge of service providers' infrastructure requirements and limited experience in working with service providers to develop new services. We currently provide only a limited vendor-sponsored financing program. Many of our competitors, however, are able to offer more complete financing programs, which may influence prospective customers to purchase from our competitors rather than from us.

    If we are unable to compete successfully against our current and future competitors, we may have difficulty obtaining customers, and we could experience price reductions, order cancellations, increased expenses and reduced gross margins, any one of which would harm our business, financial condition and results of operations.

The communications industry is subject to government regulations which could harm our business.

    The Federal Communications Commission, or FCC, has jurisdiction over the entire communications industry and, as a result, our products and our customers' products, are subject to FCC rules and regulations. Current and future FCC rules and regulations affecting communications services, our products or our customers' businesses or products could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international service providers in the future. Delays caused by our compliance with regulatory requirements could result in postponements or cancellations of product orders, which would harm our business, results of operations and financial condition. Further, we cannot be certain that we will be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate our business.

                  Risks Related to Our Product Manufacturing

We have limited manufacturing experience and unproven manufacturing capabilities. If we are unable to expand our manufacturing capacity in a timely manner or if we do not accurately project demand, we will not achieve or maintain profitability.

    Our future operating results will depend on our ability to develop and manufacture our products cost-effectively. To do so, we will have to develop manufacturing processes that will allow us to produce sufficient quantities of products at competitive prices. We have limited manufacturing experience and have only used our current facility for producing prototypes, laboratory trial equipment and limited quantities of products for field trial deployment. Furthermore, our current facilities may not be sufficient for producing the volume of products required on a timely basis by our customers. Due to the complexities of the optical product manufacturing process, we may be unable to supplement our internal manufacturing capability by outsourcing manufacturing of our products to meet demand.

    If we are unable to expand our manufacturing capacity in a timely manner or if we do not accurately project demand, we will have insufficient capacity or excess capacity, either of which will seriously harm our business. There are numerous risks associated with expanding our manufacturing capabilities, including the following:

    . the inability to purchase and install the necessary manufacturing equipment;

    .   the scarcity and cost of manufacturing personnel; and

    .   difficulties in achieving adequate yields from new manufacturing lines.

    Our planned manufacturing expansion and related capital expenditures assume a level of customer orders that we may not realize or, if we do realize, may not be sustained over multiple quarters. If we do not receive anticipated levels of customer orders, our gross margins will decline and we will not be able to reduce our operating expenses quickly enough to prevent a decline in our operating results.

We are dependent on sole source and limited source suppliers for several key components. If we are unable to obtain these components on a timely basis, we will be unable to meet our customers' product delivery requirements, which would harm our business.

    We currently purchase several key components from single or limited sources. There is currently an industry-wide shortage of some optical components due to rapidly increasing demand. For some of these components, there can be waiting periods of six months or more between placement of an order and receipt of the components. If any of our sole or limited source suppliers experiences capacity constraints, work stoppages or any other reduction or disruption in output, they may be unable to meet our delivery schedule. We currently have no long-term supply contracts for many of our key components. Our suppliers may enter into exclusive arrangements with our competitors, be acquired by our competitors, stop selling their products or components to us at commercially reasonable prices, refuse to sell their products or components to us at any price or be unable to obtain or have difficulty obtaining components for their products from their suppliers, and we may be unable to develop alternative sources for the components. Even if alternate suppliers are available to us, identifying them is often difficult and time consuming. If we do not receive critical components from our suppliers in a timely manner, we will be unable to manufacture our products in a timely manner and would, therefore, be unable to meet customers' product delivery requirements. Any failure to meet a customer's delivery requirements could harm our reputation and decrease our sales, which would harm our business, financial condition and results of operations.

Some of our competitors are also our suppliers and if our supply relationship with them deteriorates, it could harm our business.

    Some of our component suppliers are both our primary source for those components and major competitors in the market for communications equipment. For example, we buy some of our key components from Lucent and Alcatel, each of which offers communications systems and equipment that compete with our products. Our business, financial condition and results of operations could be harmed if these supply relationships were to change in any manner adverse to us.

                         Risks Related to Our Products

Because optical products are complex and are deployed in complex environments, our products may have defects that we discover only after full deployment, which could seriously harm our business.

    Optical products are complex and are designed to be deployed in large quantities across complex networks. Because of the nature of the products, they can only be fully tested when completely deployed in large networks with high amounts of traffic. Our customers may discover errors or defects in the hardware or the software, or our products may not operate as expected, after they have been fully deployed. If we are unable to fix defects or other problems that may be identified in full deployment, we would experience:

    .   loss of, or delay in, revenue and loss of market share;

    .   loss of existing customers;

    .   failure to attract new customers or achieve market acceptance;

    .   diversion of development resources;

    .   increased service and warranty costs;

    .   legal actions by our customers; and

    .   increased insurance costs.

    The occurrence of any of these problems would seriously harm our business, financial condition and results of operations. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could negatively affect market acceptance for our products. Our customers could also seek damages for losses from us, which, if they were successful, would seriously harm our business, financial condition and results of operations. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly and would put a strain on our management and resources.

Our business will suffer if we do not respond rapidly to technological changes.

    The market for backbone network communications equipment is characterized by rapid technological change, frequent new product introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete, which would harm our business, financial condition and results of operations.

    In developing our products, we have made, and will continue to make, assumptions about the industry standards that may be adopted by our competitors and potential customers. If the standards adopted are different from those which we have chosen to support, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render our existing products obsolete. In order to introduce products incorporating new technologies and new industry standards, we must be able to gain access to the latest technologies of our suppliers, other network vendors and our potential customers. Any failure to gain access to the latest technologies would seriously harm our business, financial condition and results of operations.

Our business will suffer if our current and future products do not meet specific customer requirements.

    Customers may require product features and capabilities that our current products do not have. To achieve market acceptance for our products, we must anticipate and adapt to customer requirements and offer products and services that meet customer demands. Our failure to develop products or offer services that satisfy customer requirements would seriously harm our business, financial condition and results of operations.

    We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older to newer products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to effectively manage this transition would harm our business, financial condition and results of operations.

Our business will be adversely affected if we are unable to protect our intellectual property rights from third-party challenges.

    We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We are involved in an intellectual property dispute and in the future we may become involved in similar disputes, which could subject us to significant liability, divert the time and attention of our management and prevent us from selling our products.

    On July 19, 2000, Ciena filed a lawsuit in the United States District Court for the District of Delaware alleging that we are willfully infringing three of Ciena's patents. Ciena is seeking injunctive relief, an unspecified amount of damages including treble damages, as well as costs of the lawsuit including attorneys' fees. We intend to defend ourselves vigorously against these claims and we believe that we will prevail in this litigation. However, there can be no assurance that we will be successful in the defense of the litigation, and an adverse determination in the litigation could result from a finding of infringement of only one claim of a single patent. An adverse determination in, or settlement of, the Ciena litigation could involve the payment of significant amounts by us, or could include terms in addition to payments, such as a redesign of some of our products, which could have a material adverse effect on our business, financial condition and results of operations. We expect that defense of the lawsuit will be costly and will divert the time and attention of some members of our management. Further, Ciena and other competitors may use the existence of the Ciena lawsuit to raise questions in customers' and potential customers' minds as to our ability to manufacture and deliver our products.

There can be no assurance that questions raised by Ciena and others will not disrupt our existing and prospective customer relationships.

    We or our customers may be a party to additional litigation in the future to protect our intellectual property or to respond to allegations that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers against the alleged infringement. If we are unsuccessful in any intellectual property litigation, we could be subject to significant liability for damages and loss of our proprietary rights. Intellectual property litigation, regardless of its success, would likely be time consuming and expensive to resolve and would divert management time and attention. In addition, we could be forced to do one or more of the following:

    . stop selling, incorporating or using our products that include the challenged intellectual property;

    . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

    .   redesign those products that use the technology.

    If we are forced to take any of these actions, our business would be seriously harmed.

If necessary licenses of third-party technology are not available to us or are very expensive, our business would be seriously harmed.

    We currently license technology, and from time to time we may be required to license additional technology, from third parties to sell or develop our products and product enhancements. We cannot assure you that our existing and future third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to maintain or obtain any third-party license required to sell or develop our products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm our business, financial condition and results of operations.

                Risks Related to the Expansion of Our Business

Our business will suffer if we do not expand our sales organization and our customer service and support operations and hire additional qualified personnel.

    Our products and services require a sophisticated sales effort targeted at a limited number of key individuals within our prospective customers' organizations. Our success will depend, in part, on our ability to develop and manage these relationships. This effort requires specialized sales personnel as well as experienced sales engineers. We are building our direct sales force and plan to hire additional qualified sales personnel and sales engineers. Competition for these individuals is intense because there are a limited number of people available with the necessary technical skills and understanding of our market. Once we hire them or contract for these personnel, they may require extensive training in our network products. We might not be able to hire the kind and number of sales personnel and sales engineers required for us to be successful. If we are unable to expand our customer service and support operations, we may not be able to effectively market our products, which may prevent us from achieving and maintaining profitability.

    We believe our future success will also depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for these individuals is also intense in our industry. We may not succeed in identifying, attracting and retaining personnel. Further, competitors and other entities may attempt to recruit our employees. If we are unable to hire any of these required personnel and expand our corporate infrastructure, we may not be able to increase sales of our products, which would seriously harm our business, financial condition and results of operations.

To date, two of our customers have acquired an equity interest in our company, and our third customer holds a warrant to purchase our common stock. If we discontinue this practice of selling equity to our customers, we may not attract new customers.

    Two of our customers have purchased an equity interest in our company, and our third customer holds a warrant to purchase our common stock. Although these customers purchased the equity interests at fair value and the warrant has an exercise price equal to the fair value on the date of grant, the opportunity to invest in our company provided these customers with an additional incentive to purchase our products. It is unlikely that we will offer this opportunity to prospective customers, which may hurt our ability to sell our products.

Our business will suffer if we fail to properly manage our growth and continually improve our internal controls and systems.

    We have expanded our operations rapidly since our inception. We continue to increase the scope of our operations and have increased the number of our employees substantially. We plan to increase significantly our operating expenses to broaden our in-house manufacturing and customer support capabilities, develop new distribution channels, expand our sales and marketing operations and fund greater levels of research and development. We also plan to expand our general and administrative capabilities to address the increased reporting and other administrative demands which will result from this offering and the increasing size of our business. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. In order to manage our growth properly, we must:

    .   retain existing personnel;

    . hire, train, manage and retain additional qualified personnel, including engineers and research and development personnel;

    . manage and expand our manufacturing operations, controls and reporting systems;

    . effectively manage multiple relationships with our customers, suppliers and other third parties; and

    . implement additional operational controls, reporting and financial systems and procedures.

    Failure to do any of the above in an efficient and timely manner could seriously harm our business, financial condition and results of operations.

If we become subject to unfair hiring claims we could incur substantial costs in defending ourselves or our management's attention could be diverted away from our operations.

    Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have received claims of this kind in the past, and we cannot assure you that we will not receive claims of this kind in the future as we seek to hire qualified personnel or that those claims will not result in material litigation. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of the merits of the claims. In addition, defending ourselves from such claims could divert the attention of our management away from our operations.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

    We may, from time to time, consider investments in complementary companies, products or technologies. We have recently acquired two companies, and we may acquire additional businesses, products or technologies in the future. In the event of any future acquisitions, we could:

    . issue stock that would dilute our current stockholders' percentage ownership;

    .   incur debt;

    .   assume liabilities;

    . incur amortization expenses related to goodwill and other intangible assets; or

    .   incur large and immediate write-offs.

    Our operation of any acquired business will also involve numerous risks, including:

    .   problems combining the acquired operations, technologies or products;

    .   unanticipated costs;

    .   diversion of management's time and attention from our core business;

    . adverse effects on existing business relationships with suppliers and customers;

    . risks associated with entering markets in which we have no or limited prior experience; and

    . potential loss of key employees, particularly those of acquired companies.

    We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. Any failure to do so could seriously harm our business, financial condition and results of operations.

We may need additional capital to fund our existing and future operations. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and marketing and sales efforts, which would harm our business, financial condition and results of operations.

    The development and marketing of new products and the expansion of our direct sales operation and associated support personnel is expected to require a significant commitment of resources. We may incur significant operating losses or expend significant amounts of capital if:

    .   the market for our products develops more slowly than anticipated;

    .   we fail to establish market share or generate revenue;

    .   our capital expenditure forecasts change or prove inaccurate; and

    . we need to respond to unforeseen challenges or take advantage of unanticipated opportunities.

    As a result, we may need to raise substantial additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of such debt could impose additional restrictions on our operations. Additional capital, if required, may not be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development and marketing and sales efforts, which would harm our business, financial condition and results of operations.

                        Risks Related to This Offering

Insiders have substantial control over us and could limit your ability to influence the outcome of key transactions, including changes of control.

    Our executive officers, directors and entities affiliated with them, in the aggregate, beneficially own approximately 45.5% of our outstanding common stock. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

We have various mechanisms in place to discourage takeover attempts that could suppress our stock price and make it more difficult to acquire us.

    Our certificate of incorporation and our bylaws contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

    .   authorizing the issuance of shares of blank check preferred stock;

    .   prohibiting cumulative voting in the election of directors;

    .   prohibiting stockholders from calling stockholders meetings;

    . providing for a classified board of directors with staggered, three-year terms; and

    .   prohibiting stockholder action by written consent.

    In addition, Section 203 of the Delaware General Corporation Law prohibits us from engaging in a business combination with any of our interested stockholders for three years after such stockholder became an interested stockholder unless certain specified conditions are met.

                          FORWARD-LOOKING STATEMENTS

    This prospectus (including the documents incorporated by reference) contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Stockholders.


                              SELLING STOCKHOLDERS

    The following table sets forth the number of shares owned by each of the Selling Stockholders. Each of the Selling Stockholders is an employee, officer, director, consultant or other person entitled to receive shares of our common stock under our employee benefit plans. No estimate can be given as to the amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below.

                                                    Shares of
                                                  Common Stock
                 Name of                         Offered by this
           Selling Stockholder                     Prospectus
          ----------------------                 ---------------
Saeid Aramideh.................................           24,732
Terry L. Bittner...............................           10,000


                                                    Shares of
                                                  Common Stock
                 Name of                         Offered by this
           Selling Stockholder                     Prospectus
          ----------------------                 ---------------
Edward Buckley..................................          15,549
ChiTrung Daniel Diep............................           9,928
Glenn M. Falcao.................................       2,032,000
Satya P. Gadde..................................          30,000
Charlton K. Gardiner............................          11,251
Ghalib Habib....................................          17,500
John L. Hartmann................................           4,200
Ezra D.  Jalleta................................           8,000
Mahendra G. Jani................................          19,524
Shyam C. Jha....................................          63,966
Kim D. Larsen...................................          45,000
Matthew L. Mitchell.............................          28,854
Daniel E. Moyle.................................           8,687
Marcos Otazo....................................          24,000
Xing Pan........................................           4,200
John Panagiotopoulos............................          26,793
Alok Pancholi...................................           4,740
Howard N. Rourke................................           3,000
Robert B. Taylor................................           9,750
John E. Ujhazy..................................          10,000
Richard Wagreich................................          18,000
Christopher Wyman...............................          16,400



                             PLAN OF DISTRIBUTION

    All of the shares offered by the Selling Stockholders were originally issued by us pursuant to employee benefit plans. The Selling Stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named Selling Stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (who, for purposes of this purposes, are included in the term "Selling Stockholders") may sell the shares from time to time. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

    . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

    . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

    . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

    .   in privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

    The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Stockholders.

    The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a specified period prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

    We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

    . the name of each such Selling Stockholder and of the participating broker-dealer(s),

    .   the number of shares involved,

    .   the price at which such shares were sold,

    . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

    . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    .   other facts material to the transaction.

    We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.


                                    EXPERTS

    The consolidated financial statements and schedule of Corvis Corporation and subsidiaries as of December 31, 1998 and January 1, 2000, and for the period from June 2, 1997 (date of inception) to December 31, 1997, the years ended December 31, 1998 and January 1, 2000, and the period from June 2, 1997 (date of inception) to January 1, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    PricewaterhouseCoopers, independent certified public accountants, have audited the consolidated financial statements of Algety Telecom S.A. as of December 31, 1999 and for the period from April 17, 1999 (inception) to December 31, 1999, as set forth in their report. We have incorporated by reference Algety's financial statements in this prospectus and elsewhere in the registration statement in reliance on PricewaterhouseCoopers report, given on their authority as experts in accounting and auditing.

                                    PART II


                            INFORMATION REQUIRED IN
                          THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, which have heretofore been filed by Corvis Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), are incorporated by reference herein and shall be deemed to be a part hereof:

     (a) The Registrant's prospectus, dated July27, 2000, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act").

     (b) The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A (File No. 0-30989) filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     (c)  our quarterly report on Form 10-Q for the quarter ended July 1, 2000.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     The Registrant's certificate of incorporation provides that, pursuant to Delaware law, the Registrant's directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Registrant's bylaws provide that it must indemnify its directors and officers to the fullest extent permitted by Delaware law and requires the Registrant to advance litigation expenses upon its receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in the Registrant's bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

     In addition, the Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify the Registrant's directors and some of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by that person as a director or officer of the

Registrant or as a director or officer of any of the Registrant's subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at the Registrant's request.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     See Index to Exhibits which is incorporated herein by reference.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on September 28, 2000.

                              CORVIS Corporation


                              By: /s/ David R. Huber
                                 --------------------------------------
                                 David R. Huber
                                 Chairman of the Board, Chief Executive
                                 Officer and President


                               POWER OF ATTORNEY

      Each of the undersigned, a Director and/or Officer of Corvis Corporation, a Delaware corporation (the "Corporation"), does hereby constitute and appoint David R. Huber, Kim D. Larsen and Ann H. Stuart, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors or Officer of the Corporation, the Registration Statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the common stock of the Corporation, to any and all amendments thereto, including post-effective amendments, to such Registration Statement, to any related Rule 462(b) Registration Statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

      Under the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on September 28, 2000.

        Signature                              Title
        ---------                              -----

/s/ David R.  Huber        Chairman of the Board, President and Chief
-------------------------  Executive Officer
David R. Huber

/s/ Anne H.  Stuart        Senior Vice President, Chief Financial Officer
-------------------------  and Treasurer
Anne H. Stuart

/s/ Timothy C.  Dec        Chief Accounting Officer and Corporate
-------------------------  Controller
Timothy C. Dec

/s/ Frank Bonsal           Director
-------------------------
Frank Bonsal

/s/ Frank M.  Drendel      Director
-------------------------
Frank M. Drendel

/s/ Joseph R.  Hardiman    Director
-------------------------
Joseph R.  Hardiman

                           Director
-------------------------
Ossama Hassanein

/s/ Vinod Khosla           Director
-------------------------
Vinod Khosla

                                 EXHIBIT INDEX

Exhibit                                                                              Sequential
Number                             Description of Exhibit                            Page Number
-------                            ----------------------                            -----------
   3.1   Amended and Restated Certificate of Incorporation of Corvis
         Corporation  (incorporated by reference to Exhibit 3.1 of the
         Registrant's Registration Statement on Form S-1, File No.  333-36238)

   3.2 Amended and Restated By-laws of Corvis Corporation (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-1, File No. 333-36238)

   4.1   Corvis Corporation Second Amended 1997 Stock Option Plan
         (incorporated by reference to Exhibit 10.2 of the Registrant's
         Registration Statement on Form S-1, File No.  333-36238)

   4.2 Corvis Corporation 2000 Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-1, File No. 333-36238)


   4.3 Corvis Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 of the Registrant's Registration Statement on Form S-1, File No. 333-36238)

   5.1   Opinion of Mayer, Brown & Platt..............................................

  23.1   Consent of Mayer, Brown & Platt (included in Exhibit 5.1)

  23.2   Consent of KPMG LLP..........................................................

  23.3   Consent of PriceWaterhouseCoopers............................................

  24.1 Powers of Attorney (contained on the signature page of this registration statement)
